Exhibit 99.1

Salem Media Group, Inc. Announces Temporary Suspension of Quarterly Dividend

CAMARILLO, Calif., (BUSINESS WIRE) - Salem Media Group, Inc. (Nasdaq: SALM) today announced that, due to uncertainty from the rapidly evolving impact of COVID-19 on the economy, Salem’s Board of Directors has made the decision, as part of a larger effort to conserve cash, to temporarily suspend the regular quarterly cash dividend on its common stock. The Board of Directors will re-assess the dividend suspension throughout the year to determine, in light of facts and circumstances at that time, whether and when to reinstate the dividend.

In addition to suspending the dividend, Salem implemented several cost reduction strategies designed to further preserve capital and liquidity, including, but not limited to, (i) limiting capital expenditures, (ii) reducing discretionary spending such as travel and entertainment, (iii) eliminating open positions and new hires, (iv) reducing staffing when appropriate, (v) requesting rent concessions from landlords, (vi) reducing employee compensation and (vii) requesting discounts from vendors. Taken together, Salem believes these are the right actions to successfully weather this challenging environment.

ABOUT SALEM MEDIA GROUP:

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape. Learn more about Salem Media Group, Inc., at www.salemmedia.com, Facebook and Twitter.

Company Contact:

Evan D. Masyr

Executive Vice President and Chief

Financial Officer

(805) 384-4512

evan@salemmedia.com